EXHIBIT 5

June 11, 2014

Board of Directors
USA Truck, Inc.
3200 Industrial Park Road
Van Buren, Arkansas 72956

Re:           USA Truck, Inc.
  Form S-8 Registration Statement (Registration No. 333-_______________)

Ladies and Gentlemen:

We have acted as counsel to USA Truck, Inc., a Delaware Company (the "Company"), in connection with its Registration Statement on Form S-8, filed this date under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Registration Statement"), with respect to registration of an additional 500,000 authorized and unissued shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), which may be issued pursuant to awards under the Company's 2014 Omnibus Incentive Plan (the "Plan").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

We have examined all instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.  We have also assumed that each award agreement setting forth the terms of each award of shares of Common Stock under the Plan is or will be consistent with the Plan, duly authorized, and if applicable, validly executed and delivered by the parties thereto.

Members of our firm are admitted to the bar in the State of Nebraska and do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the 500,000 shares of Common Stock that may be issued pursuant to awards under the Plan are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to be named in the Registration Statement as attorneys passing upon legal matters in connection with the issuance and sale of the 500,000 additional shares of Common Stock covered thereby, and we hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

SCUDDER LAW FIRM, P.C., L.L.O.

/s/SCUDDER LAW FIRM, P.C., L.L.O.
By:	Heidi Hornung-Scherr
Principal